Filed Pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus Supplement dated September 19, 2011

Registration Statement No. 333-172595

Newcastle Investment Corp.

Free Writing Prospectus

September 21, 2011

Newcastle Investment Corp. priced 22,500,000 shares of common stock at $4.55 per share. We have also granted the underwriters an option for 30 days to purchase up to an additional 3,375,000 shares of common stock.

Prior to purchasing the shares of our common stock being offered pursuant to the prospectus supplement, on September 21, 2011, one of the underwriters purchased, on behalf of the syndicate, 162,925 shares of our common stock at an average price of $4.55 per share in stabilizing transactions.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission the (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup toll-free at (800) 831-9146; Barclays Capital at (888) 603-5847; Morgan Stanley at (866) 718-1649; or UBS Investment Bank at (888) 827-7275.